Exhibit 3.109

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “ADVANCED DISPOSAL SERVICES MISSISSIPPI, LLC” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF FORMATION, FILED THE TWENTIETH DAY OF JUNE, A.D. 2007, AT 11:43 O’CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “ADVANCED DISPOSAL SERVICES MISSISSIPPI, LLC”.

Jeffrey W. Bullock, Secretary of State

CERTIFICATE OF FORMATION

OF

Advanced Disposal Services Mississippi, LLC

ARTICLE I - NAME

The name of the limited liability company is Advanced Disposal Services Mississippi, LLC

ARTICLE II - INITIAL REGISTERED AGENT OFFICE AND AGENT The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III - OPERATING AGREEMENT

The rights and duties of the members of the Company are set forth in the Operating Agreement of the Company.

IN WITNESS WHEREOF, the undersigned authorized person of the Company has executed this Certificate of Formation this 20th day of June, 2007.

Advanced Disposal Services Mississippi, LLC

Michael A. Wodrich,
Authorized Person of Company

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